                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                        TRIPLE-S MANAGEMENT CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                Shareholder, secure your future and your rights


Dear Shareholder:

Receive a friendly greeting from the Triple-S Management family. Over the years, our shareholders have communicated their interest and need of making the process of transferring the Corporation's shares more flexible.

In response to such requests, we have prepared various proposals which will be submitted to your attention at the Meeting to be held on April 24, 2005. The proposals are principally directed, in first instance, to provide you with more control over your shares since you will have the right to transfer them during your lifetime to your spouse and heirs, as long as they are either physicians or dentists. The proposals also provide you with the flexibility to transfer your shares to the person of your choosing in case of death even though the persons you choose are not physicians or dentists. In order to secure that the Corporation remains under their control, the proposals provide that only shareholders that are physicians and dentists have the right to vote. Nevertheless, all shareholders will have participation in the Corporation's assets proportional to their interests therein.

THIS PLAN REPRESENTS THE BEST OPTION TO GUARANTEE THAT YOU RETAIN CONTROL OF THE CORPORATION, OF YOUR SHARES AND THAT THE PERSONS YOU CHOOSE RECEIVE THE BENEFITS OF THE SAME.

In order to implement the proposals, it is necessary to amend the By-laws and the Articles of Incorporation for which it is necessary that 75% of the issued and outstanding shares vote in their favor.

We call on you to be present at the Meeting to be celebrated this next April 24, 2005 or to issue a proxy in the form which you have previously received, so that you exercise your rights as a shareholder and let your presence be felt in the Corporation by voting in favor of the proposals.


Cordially,



Fernando J. Ysern Borras, MD
Chairman of the Board of Directors
Triple-S Management Corporation